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                                                                  Exhibit 10.5


                                 SUMMIT DESIGN, INC.
                                 EMPLOYMENT AGREEMENT


     This agreement (the "Agreement") is entered into as of August 1, 1997, effective as of such date, between SUMMIT DESIGN, INC., a Delaware corporation (the "Company") and Larry J. Gerhard ("Gerhard").

1. EMPLOYMENT AND DUTIES. The Company hereby employs Gerhard to serve and perform in the role of President and Chief Executive Officer reporting to the Board of Directors of the Company (the "Board"). Gerhard agrees to perform the duties of these positions to the best of his ability, and to devote full time and attention to the transaction of the Company's business.

2.   TERM.

     (a) This Agreement shall have a term of three (3) years, unless terminated in accordance with subsections 2(b) - (f) below. After the initial term of three (3) years, the term of the Agreement shall be automatically extended for additional one-year terms unless terminated by either party with at least 90 days written notice prior to the end of the then current term. Both parties acknowledge that the employment created herein is employment "at will" and may be terminated with or without cause under the terms stated herein.

     (b) This Agreement may be immediately terminated by the Board in the event Gerhard engages or becomes engaged in any criminal practice which the Board reasonably determines is detrimental or harmful to the good name, goodwill or reputation of the Company, or which does or could adversely affect the interests of the Company. Termination under this subsection 2(b) shall be "Termination for Cause."

     (c) This Agreement may be terminated by the Company for Convenience and by Gerhard for Construction. In such event, the Company shall pay Gerhard $33,333.33 per month plus all then-current benefits for twenty-four (24) months after the date of such termination.

     (d) For purposes of subsection 2(c), "Convenience" and "Construction shall have the following meanings:

          (i) "Convenience" shall mean termination of this Agreement by the Company for any reason other than (A) a Termination for Cause or (B) as a result of Gerhard's death or disability.

          (ii) "Construction" shall mean, without Gerhard's express written consent, (A) a reduction of Gerhard's duties, authority or responsibilities relative to Gerhard's duties, authority and responsibilities as in effect immediately prior to such reduction; (B) a substantial reduction, without good business reasons, of the facilities and perquisites available to Gerhard immediately prior to such reduction; (C) a reduction by the Company in Gerhard's base salary as in effect immediately prior to such reduction; or
(D) a material reduction by the Company in the kind or level of employee benefits to which Gerhard is entitled immediately prior to such reduction.

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     (e)  In the event that Gerhard voluntarily resigns, other than upon a termination of this Agreement for Construction or disability, prior to the expiration of the three-year term of this Agreement, this Agreement shall automatically terminate on the date of such resignation. Gerhard agrees to provide to the Board a minimum of three (3) months prior written notice of any such voluntary resignation.

     (f) This Agreement shall automatically terminate upon termination of Gerhard's employment as a result of Gerhard's disability or death.

     (g) Termination of this Agreement shall not release Gerhard from any obligations under Sections 2(f) (if applicable), 4, 5, 6 and 7 hereof; or the Company from any obligations under Sections 2(c) or 2(e) hereof, as applicable.

3. COMPENSATION. In consideration of the services to be performed by Gerhard, the Company agrees to pay Gerhard compensation consisting of the following:

     (a) Base salary of $33,333.33 per month and reviews for change on or about August 1 of each year.

     (b) Annual bonus of 25% of Gerhard's base salary as of December 31 of such year payable upon publishing audited annual financial statements for the year then ended if, but only if, total revenue for the applicable year exceeds the average of the annual revenue plans (the "Average Annual Revenue Target") proposed by financial analysts for such year at the start of such year. However, if the Company completes an acquisition or disposition during the applicable year and financial analysts publish revised annual revenue plans to reflect the effects of the acquisition or disposition, the Average Annual Revenue Target shall be adjusted to reflect the revised annual revenue plans for any fiscal quarters which have not yet been completed.

     (c) A grant of an option to purchase up to 75,000 shares of the Company's common stock (the "Option") at an exercise price equal to the closing price of the common stock on July 25, 1997. One thirty-sixth (1/36th) of the shares subject to the Option shall vest on the 28th day of each month after the grant, so that all of the shares subject to the Option shall be vested three (3) years after the date of grant. Notwithstanding the foregoing, all shares subject to the Option shall vest immediately upon termination of Gerhard for Convenience or Construction.

     (d) All benefits as specified in the Company's handbook and that are in effect generally for the executive officers of the Company. These benefits include 100% medical, dental and optical coverage for Gerhard and his wife and children under the Company's medical/dental/optical plans, disability, accidental death and dismemberment and life insurance as specified in the employee handbook, the Company sponsored 401(k) retirement savings plan as provided to all employees and four (4) weeks paid time off per year as specified in the Employee handbook. Gerhard shall also be entitled to reimbursement (including any necessary tax gross up) for plan deductibles and all other


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medical/dental/optical expenses not covered under the Company's benefit plans, except for elective cosmetic surgery.

     (e)  An allowance for car expenses of $1,000.00 per month.

4. CONFIDENTIALITY. Gerhard acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of the Company (collectively referred to as "Technology"), were and will be developed by the Company at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of the Company, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to the Company. Gerhard hereby agrees that he will not, at any time, without the express written consent of the Company, publish, disclose, or divulge to any person, firm, or corporation, any of the Technology, nor will Gerhard use, directly or indirectly, for Gerhard's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

5. INVENTIONS. All original written materials, including without limitation programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation, that have been or shall be prepared partially or solely by Gerhard in connection with employment by the Company shall belong exclusively to the Company.

6. RETURN OF DOCUMENTS. Gerhard acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any confidential information of the Company shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of Gerhard's employment with the Company for any reason whatsoever or upon the written request of the Company.

7. COMPLIANCE. Gerhard agrees to comply with all of the Company's written employment policies, guidelines, and procedures as contained in the Company's employment manual, including revisions and additions thereto.

8. INJUNCTION. In addition to all other legal rights and remedies, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.


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10.  DISPUTES.  The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Delaware. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

10. BOARD APPROVAL. The effectiveness of this Agreement shall be subject to the prior approval of the Board.

11. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Gerhard
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Gerhard's severance benefits under subsections 2(c), 2(e) and 3(c), as the case may be, shall be payable either

     (i)  in full, or

     (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Gerhard on an after-tax basis, of the greatest amount of severance benefits under subsections 2(c), 2(e) and 3(c), as the case may be, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Gerhard otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Gerhard and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Gerhard shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to the subject matter hereof. Without limiting the generality of the foregoing, the Employment Agreement dated as of August 12, 1996 between the Company and Gerhard is superseded in all respects by this Agreement. No modification of amendment hereof is effective unless in writing and signed by both parties.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"COMPANY":                         SUMMIT DESIGN, INC.
                                   a Delaware Corporation

                                   By:    /s/ Amihai Ben-David
                                      ----------------------------------------
                                   Name:  Amihai Ben-David
                                        --------------------------------------
                                   Title: Chairman, Compensation Committee
                                         -------------------------------------


"GERHARD":                         /s/ Larry J. Gerhard
                                   -------------------------------------------
                                   Larry J. Gerhard


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